Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Inspired Entertainment, Inc. and Subsidiaries on Form S-8 (File Nos. 333-219295, 333-222238, 333-226909, 333-231471, 333-256394 and 333-277760) and Form S-3 (File Nos. 333-217215 and 333-256175) of our report dated March 26, 2025, with respect to our audits of the consolidated financial statements of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2024 and 2023 and for each of the three years in the period ended December 31, 2024 and our report dated March 26, 2025 with respect to our audit of internal control over financial reporting of Inspired Entertainment, Inc. and Subsidiaries as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Inspired Entertainment, Inc. and Subsidiaries for the three years ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

March 26, 2025